Exhibit 10.1

Exploration Stream Earn-In Agreement

This Exploration Stream Earn-In Agreement (“Agreement”) is effective as of January 31, 2025 (the “Effective Date”), by and between Walker River Resources LLC, a Nevada limited liability company (“Walker River”), and Nevada Canyon LLC, a Nevada limited liability company (“Nevada Canyon”). Each of Walker River and Nevada Canyon is sometimes referred to individually as a “Party” and with the other Party collectively as the “Parties.”

Recitals

A.	Walker River is the owner of the ninety-six (96) unpatented lode mining claims identified as the Sleeper and Lapon Rose claim groups situated in Mineral County, Nevada, which are more particularly described in Exhibits A-1 and A-2 attached to and by this reference incorporated in this Agreement (the “Property”).

B.	Walker River desires to grant to Nevada Canyon, and Nevada Canyon desires to acquire from Walker River: (i) the exclusive right to work jointly with Walker River to explore and evaluate the Property for mineral production; and (ii) an exclusive right to earn and purchase from Walker River either (i) an undivided fifty percent (50%) interest (the “Earned Interest”) in and to the Property, or (ii) alternatively, a production royalty in the Property; all subject to the terms and conditions of this Agreement.

C.	If and when Nevada Canyon acquires the Earned Interest, the Parties desire to form a Nevada limited liability company (the “Joint Venture LLC”), and to contribute the Property to the Joint Venture LLC for the joint development and operation of a Property.

Agreement

In consideration of their mutual covenants and promises, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article 1
Defined Terms and Interpretation

1.1 Definitions. In addition to other defined terms in this Agreement, the following terms shall have the meanings stated below when used in this Agreement:

(a) “Acquisition Costs” means costs incurred by Nevada Canyon in acquiring property interests within the Area of Interest, including direct costs and expenses incurred by Nevada Canyon in conducting negotiations and due diligence, attorneys’ fees, and all moneys paid by Nevada Canyon in acquiring and holding such property interests.

(b) “Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person.

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(c) “Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the subject Person. As used in this definition, the term “control” means (a) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (b) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise.

(d) “Annual Period” means each consecutive twelve (12) month period during the term of this Agreement, commencing on the Effective Date and on each subsequent anniversary thereof.

(e) “Area of Interest” means the lands within two (2) miles of the exterior-most boundaries of the unpatented mining claims described in Exhibits A-1 and A-2 attached to this Agreement.

(f) “Business Day” means any day on which federally chartered banks are generally open for business in Reno, Nevada.

(g) “Confidential Information” means Data and other information that is applicable to the Properties and that is developed or made available to a Party by the other Party under this Agreement.

(h) “Data” means (a) all records, information and data relating to title to the Properties or environmental conditions at or pertaining to the Properties, and (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, relating to the Properties.

(i) “Earned Interest” shall have the meaning ascribed to that term in Recital B of this Agreement.

(j) “Earn-In Due Date” shall have the meaning ascribed to that term in Section 2.2(a) of this Agreement.

(k) “Earn-In Notice” shall have the meaning ascribed to that term in Section 2.3 of this Agreement.

(l) “Earn-In Period” shall have the meaning ascribed to that term in Section 2.2(a) of this Agreement.

(m) “Environmental Compliance” means actions taken in connection with activities or operations on the Properties to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

(n) “Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

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(o) “Existing Data” means all Data in Walker River’s possession or reasonably available to Walker River as of the Effective Date.

(p) “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

(q) “Exploration and Related Work” means all operations and activities of Nevada Canyon (or performed at the request or recommendation of Nevada Canyon and/or Walker River) on or relating to the Properties for purposes of determining ore reserves and mineralization, and for purposes of development of Products from the Properties, including the right to enter upon the Properties for purposes of surveying, exploring, testing, sampling, trenching, bulk sampling, prospecting and drilling for Products, and to construct and use buildings, roads, power and communication lines, and to use so much of the surface of the Properties in such manner as Nevada Canyon deems necessary for the exercise of any rights and privileges to Nevada Canyon under this Agreement or otherwise necessary to effect the purposes of this Agreement.

(r) “Exploration Expenses” means all costs or fees, expenses, liabilities and charges paid or incurred by Nevada Canyon that relate to Exploration and Related Work conducted during the Earn-In Period, including:

(i) all costs and expenses incurred in conducting Exploration on or in connection with the Properties, including the active pursuit of required federal, state or local authorizations or permits, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

(ii) all Acquisition Costs;

(iii) all costs incurred in performing any Environmental Compliance, and all costs of insurance obtained or in force to cover activities undertaken by or on either Nevada Canyon’s or Walker River’s behalf on the Properties;

(iv) all consulting fees, labor wages, reasonable travel and living expenses and benefits of Nevada Canyon’s and Walker River employees or consultants engaged in operations directly relating to the advancement of the Properties, and of those who are temporarily assigned to and directly employed on work relating to the Properties for the periods of time such employees are engaged in such activities;

(v) all costs incurred in connection with the preparation of pre-feasibility or feasibility studies or other economic and technical analyses pertaining to the Properties, whether carried out by Nevada Canyon or by third parties under contract with Nevada Canyon;

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(vi) all taxes and assessments, other than income taxes, assessed or levied upon or against the Properties or any improvements to the Properties for which Nevada Canyon is responsible or for which Nevada Canyon reimburses Walker River;

(vii) all costs of material, equipment and supplies acquired, leased or hired, for use in conducting Exploration and Related Work; provided, however, that equipment owned and supplied by Nevada Canyon and/or Walker River shall be chargeable at rates no greater than comparable market rental rates available in the area of the Properties;

(viii) all costs and expenses of establishing and maintaining existing and any new field offices, camps;

(ix) all costs incurred by Nevada Canyon in examining, curing, or defending title to any part of the Properties, and in maintaining the Properties in good standing, regardless of the nature of such costs, including but not limited to attorney’s or other service fees, costs for the performance of assessment work, payment of claim maintenance fees, recording of any county notices or documents required by law, satisfying surface use or damage obligations to landowners, and conducting any analyses of the environmental conditions at the Properties.

(s) “Force Majeure Event” means any cause, condition, event, or circumstance beyond the reasonable control of Nevada Canyon, including but not limited to labor disputes (however arising and whether or not employee demands are reasonable or within Nevada Canyon’s power to grant); the inability to obtain on reasonably acceptable terms any governmental permit or authorization or private license, consent, or other authorization, and any actions or inactions by any governmental authorities or private third parties that delay or prevent the issuance or granting of any permits or other authorizations required to conduct Exploration and Related Work beyond the reasonable expectations of Nevada Canyon, including the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within twelve (12) months of initiation of that process, and an appeal of the issuance of a permit or authorization that revokes, suspends, or curtails the right under the permit or authorization to conduct Operations; changes in Law, and instructions, requests, judgments, and orders of governmental authorities; curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared; riots, civil strife, insurrections, and rebellions; fires, explosions, and acts of God, including earthquakes, storms, floods, sinkholes, droughts, and other adverse weather conditions; delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services, or equipment; contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities, or services; accidents; breakdowns of equipment, machinery, or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; and other similar causes, conditions, events, and circumstances beyond its reasonable control.

(t) “LLC Operating Agreement” shall have the meaning ascribed to that term in Recital C of this Agreement.

(u) “Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

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(v) “Minimum Expense Amount” shall have the meaning ascribed to that term in Section 2.2(a) of this Agreement.

(w) “Minimum Work Requirement” shall have the meaning ascribed to that term in Section 2.1 of this Agreement.

(x) “Nevada Canyon” means Nevada Canyon LLC, a Nevada limited liability company, and its successors and assigns.

(y) “Nevada Canyon Indemnified Parties” means Nevada Canyon and its Affiliates, and their respective directors, officers, employees and agents.

(z) “Nevada Canyon Promissory Note” means that certain Promissory Note dated December 19, 2024, between Walker River, as borrower, and Nevada Canyon, as lender, in the principal amount of Two Hundred Thousand United States Dollars (US$200,000).

(aa) “Nevada Canyon Royalty” means the production royalty on the Properties created under the Royalty Deed dated effective May 24, 2024, from Walker River to Nevada Canyon, recorded in the Office of the Mineral County Recorder on January 28, 2025, as Document No. 189683.

(bb) “NSR Royalty” shall have the meaning ascribed to that term in Section 2.5 of this Agreement.

(cc) “Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or other entity.

(dd) “Products” means all ores, minerals and mineral deposits or mineral substances of every kind or character located in, on or under the Properties.

(ee) “Property” shall have the meaning ascribed to that term in Recital A of this Agreement.

(ff) “Properties” means (a) the Property, together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Property, and (b) all other interests in real property acquired within the Area of Interest and made subject to this Agreement in accordance with Section 11.1.

(gg) “Royalty Deed” shall have the meaning ascribed to that term in Section 2.5(c) of this Agreement.

(hh) “Royalty Notice” shall have the meaning ascribed to that term in Section 2.5(b) of this Agreement.

(ii) “Termination Date” means the date on which this Agreement is terminated in accordance with Article 9 or any other applicable provision of this Agreement.

(jj) “Walker River” means Walker River LLC, a Nevada limited liability company, and its successors and assigns.

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(kk) “Walker River Indemnified Parties” means Walker River and its Affiliates, and their respective directors, officers, employees and agents.

1.2 Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a three hundred and sixty-day (360-day) year of twelve (12) thirty-day (30-day) months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

Article 2
Grant of Rights and Interests and Requirements for Vesting

2.1 Rights Granted. Walker River hereby grants to Nevada Canyon the exclusive right to enter upon the Properties during the Earn-In Period for the purpose of conducting Exploration and Related Work, and the right to earn the Earned Interest (the “Earn-In Right”) by incurring the Exploration Expenses provided under Section 2.2(a) or making the other payments provided under Sections 2.2(b) and 2.2(c) during the Earn-In Period (the “Minimum Work Requirement”). Notwithstanding the foregoing, if this Agreement is terminated before Nevada Canyon satisfies the Minimum Work Requirement, Nevada Canyon shall have the right to receive the NSR Royalty in lieu of the Earned Interest, subject to and in accordance with Section 2.5.

2.2 Minimum Work Requirement.

(a) Exploration Expenses. Subject to Sections 2.2(b), 2.2(c), and 2.5, in order to retain and exercise its Earn-In Right, Nevada Canyon shall (i) incur a minimum of One Million United States Dollars (US$1,000,000) in Exploration Expenses during the first Annual Period, and (ii) incur a minimum of Two Million United States Dollars (US$2,000,000) in Exploration Expenses during each of the second and third Annual Periods, so that by the end of the third Annual Period (the “Earn-in Due Date”), Nevada Canyon has incurred an aggregate of Five Million United States Dollars (US$5,000,000.00) in Exploration Expenses; provided, however, that Nevada Canyon may incur more Exploration Expenses for any Annual Period than the minimum amount required, and may carry forward the excess amount to reduce the minimum amount required for any subsequent Annual Period. The minimum amount of Exploration Expenses required to be incurred by Nevada Canyon for any Annual Period, after considering the carry-forward of excess amounts incurred in previous Annual Periods, is referred to as the “Minimum Expense Amount.” The period from the Effective Date until the Earn-in Due Date or such earlier date that Nevada Canyon has incurred an aggregate of Five Million United States Dollars (US$5,000,000.00) in Exploration Expenses and payments under Sections 2.2(b) and (c) is referred to as the “Earn-In Period.”

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(b) In Lieu Payments. If Nevada Canyon fails or elects not to incur the Minimum Expense Amount during any Annual Period and the failure is not excused by a Force Majeure Event, then, in order to satisfy the Minimum Work Requirement for the Annual Period and maintain the Earn-In Right in full force and effect, Nevada Canyon shall make a payment to Walker River equal to (i) the Minimum Expense Amount for the Annual Period, minus (ii) the Exploration Expenses incurred by Nevada Canyon during the Annual Period. Any such payment shall be made within thirty (30) days after the end of the Annual Period.

(c) Proof of Expenditures. Nevada Canyon shall (a) within sixty (60) days after the end of each Annual Period, provide Walker River with a written statement of Exploration Expenses, certified as being complete and accurate by Nevada Canyon, and (b) promptly after a written request from Walker River delivered during the six month period after providing such a written statement, make available for review by Walker River during normal business hours, supporting backup invoices, statements and similar documents. If in connection with such a review the Parties agree that an expenditure is not a valid Exploration Expense, or that the amount of required Exploration Expenses is deficient, then Nevada Canyon may satisfy its Minimum Work Requirement with respect to the deficiency by making a payment to Walker River in the amount of the deficiency within thirty (30) days after Walker River and Nevada Canyon agree as to the deficiency.

2.3 Acquisition of the Earned Interest. Upon completion of the Minimum Work Requirement under Section 2.2, Nevada Canyon shall have the right to immediately exercise the Earn-In Right and acquire and receive from Walker River the Earned Interest. Nevada Canyon shall promptly give notice to Walker River of the completion of its Minimum Work Requirement and of its decision to exercise the Earn-In Right (the “Earn-In Notice”).

(a) Within ninety (90) days after Walker River’s receipt of Nevada Canyon’s Earn-In Notice:

(i) Walker River shall execute and deliver to Nevada Canyon recordable conveyances of the Earned Interest, pursuant to a deed in a form mutually agreed to by the Parties and suitable for recording under applicable state law as to the Properties;

(ii) Walker River shall execute and deliver to Nevada Canyon an assignment in a form mutually agreed to by the Parties of an undivided fifty percent (50%) interest in any Existing Data;

(iii) Walker River and Nevada Canyon shall contribute their respective interests in the Properties (including the Earned Interest conveyed from Walker River to Nevada Canyon under clause (i) above), the Existing Data, and the Data developed, acquired, or created by either Party during the Earn-In Period to the Joint Venture LLC pursuant to deeds and assignments substantially in the forms agreed by the Parties under clauses (i) and (ii) above; and

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(iv) concurrently with the execution and delivery by Walker River and Nevada Canyon of the conveyances under clause (iii) above, (A) Nevada Canyon shall cause the formation of the Joint Venture LLC by the filing of the articles of organization for the Joint Venture LLC with the Nevada Secretary of State; and (B) Walker River and Nevada Canyon shall execute and deliver a limited liability company operating agreement to govern the Joint Venture LLC negotiated in good faith by the parties before or during the ninety (90) day period described in this Section 2.3(a) based on the Foundation for Natural Resources and Energy Law Form 5 LLC, modified as appropriate to reflect the business terms outlined on Exhibit B attached to and by this reference incorporated in this Agreement (the “LLC Operating Agreement”).

(b) Nevada Canyon may, in its sole discretion, accelerate the schedule to complete the Minimum Work Requirement, the expiration of the Earn-In Period and the exercise of the Earn-In Right by written notice to Walker River that Nevada Canyon has completed the Minimum Work Requirement. Once Nevada Canyon has completed its Minimum Work Requirement, and provided written notice to Walker River of such completion and its decision to exercise the Earn-In Right, Nevada Canyon shall be irrevocably (subject to compliance with Section 2.2(c)) and immediately vested in the Earned Interest. If Nevada Canyon notifies Walker River that it has completed the Minimum Work Requirement but has elected not to exercise the Earn-In Right, this Agreement shall terminate, and the provisions of Section 9.2 shall apply; provided, however, that Nevada Canyon shall retain its Royalty Option in accordance with Section 2.5.

2.4 Failure to Complete Minimum Work Requirement During Annual Period.

(a) Failure by Nevada Canyon. Subject to Section 2.5, Nevada Canyon may in its sole discretion elect not to complete the Minimum Work Requirement for any Annual Period by written notice to Walker River, in which case the Earn-In Right shall immediately expire, and this Agreement shall immediately terminate in accordance with Article 9. In addition, if Nevada Canyon fails to satisfy any portion of its Minimum Work Requirement for any Annual Period, and such failure is not cured within the applicable cure period after receiving written notice from Walker River to Nevada Canyon of such failure in accordance with Article 9, then upon expiration of the cure period, the Earn-In Right shall immediately expire, and this Agreement shall terminate in accordance with Article 9, unless Nevada Canyon elects to exercise its option under Section 2.5, if applicable.

(b) Effect of Failure. Walker River expressly agrees that Nevada Canyon shall not be liable for any actual, incidental or consequential damages incurred by Walker River as a direct or indirect result of Nevada Canyon’s failure to satisfy all or part of its Minimum Work Requirement or exercise the Earn-In Right; provided, however, that (i) Nevada Canyon shall not be relieved of its obligation to satisfy any contractual obligations to third parties entered into by Nevada Canyon relating to activities on the Properties upon the termination of this Agreement under Section 2.4(a), and (ii) Nevada Canyon shall have the rights and obligations for reclamation specified in Section 4.8 and the other obligations from and after termination specified in Article 9. The provisions of this Section 2.4(b) shall not apply if Nevada Canyon elects to exercise its Royalty Option under Section 2.5.

2.5 Right to Receive NSR Royalty on Termination. Upon termination of this Agreement for any reason before Nevada Canyon has satisfied the Minimum Work Requirement to receive the Earned Interest, Nevada Canyon shall have the option (the “Royalty Option”) to receive a production royalty based on a percentage of the Net Smelter Returns (as that term is defined in the Royalty Deed) from the Properties (the “NSR Royalty”), subject to and in accordance with this Section 2.5.

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(a) NSR Royalty Percentage. The percentage of the NSR Royalty shall be determined based on the Exploration Expenses incurred by Nevada Canyon as of the Termination Date as follows: (i) if Nevada Canyon has incurred at least One Million United States Dollars (US$1,000,000) but less than Two Million Five Hundred Thousand United States Dollars (US$2,500,000) in Exploration Expenses as of the Termination Date, the percentage of the NSR Royalty shall be one percent (1%); or (ii) if Nevada Canyon has incurred at least at least Two Million Five Hundred Thousand United States Dollars (US$2,500,000) but less than Five Million United States Dollars (US$5,000,000) in Exploration Expenses as of the Termination Date, the percentage of the NSR Royalty shall be two percent (2%); or (iii) if Nevada Canyon has incurred at least at least Five Million United States Dollars (US$5,000,000) and has not elected to exercise its Earn-In Right, the percentage of the NSR Royalty shall be three percent (3%).

(b) Royalty Notice. To exercise its Royalty Option, Nevada Canyon shall provide written notice to Walker River of its election to receive the NSR Royalty (the “Royalty Notice”) within ten (10) days of the Termination Date. The Royalty Notice shall include a detailed accounting of the Exploration Expenses incurred as of the Termination Date.

(c) Grant of Royalty. Within thirty (30) days after Walker River’s receipt of the Royalty Notice, Walker River shall execute and deliver to Nevada Canyon a royalty deed (the “Royalty Deed”) granting the applicable NSR Royalty. The Royalty Deed shall be substantially in the form attached hereto as Exhibit C, with such changes as may be reasonably necessary to reflect the applicable royalty percentage as described in Section 2.5(a).

2.6 Geological and Other Data. Upon execution of this Agreement, Walker River shall make available to Nevada Canyon all Existing Data, and Nevada Canyon, at its expense, may copy any such Existing Data. Walker River makes no representation or warranty as to the accuracy, reliability or completeness of any such Existing Data, and Nevada Canyon shall rely on the same at its sole risk.

2.7 Satisfaction of Nevada Canyon Promissory Note and Credit Toward Exploration Expenses. The Parties acknowledge and agree that as of the Effective Date, the amount due under the Promissory Note, including principal and accrued interest as of the Effective Date, shall be deemed satisfied in full and credited toward Nevada Canyon’s Exploration Expenses obligations for the first Annual Period as set forth in Section 2.2(a)(i). The Nevada Canyon Promissory Note shall be deemed terminated and of no further force or effect as of the Effective Date.

Article 3
Rights of Nevada Canyon During the Earn-In Period

3.1 Nevada Canyon’s Rights. During the Earn-In Period, Nevada Canyon’s rights shall include the following:

(a) Nevada Canyon may carry out such operations at the Properties as it may, in its sole discretion, determine to be warranted, and Nevada Canyon shall have exclusive control of all Exploration operations on or for the benefit of the Properties. Nevada Canyon shall have the additional right to conduct Exploration activities on the Properties relating to Exploration activities of Nevada Canyon on properties adjacent to or nearby the Properties. During the Earn-In Period, Nevada Canyon shall have no right to remove Products from the Properties, except for the purpose of bulk sampling or testing, pilot plant or other test operations.

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(b) Nevada Canyon’s rights shall include all other rights necessary or incident to or for its performance of its operations hereunder, including, but not limited to the authority to apply for all necessary permits, licenses and other approvals from the United States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Properties.

3.2 Changes to the Mining Law. The Parties are aware that the mining Laws of the United States or the State of Nevada pertaining to unpatented mining claims and millsites or activities thereon may be amended or new laws may be enacted during the Earn-In Period. In that event, Nevada Canyon shall have the right (but not the obligation) of maintaining the rights and obligations of Walker River in and to the unpatented mining claims comprising the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert the unpatented mining claims comprising the Properties, in the name of Walker River, to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights. Walker River agrees to cooperate with Nevada Canyon in this regard.

Article 4
Obligations of Nevada Canyon During the Earn-In Period

4.1 Conduct of Operations by Nevada Canyon at the Properties. All work that may be performed by Nevada Canyon under this Agreement shall be performed in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all governmental permits and authorizations pertaining to the Properties; provided, however, that the timing, nature, manner and extent of any Exploration and Related Work shall be in the sole discretion of Nevada Canyon, and there shall be no implied covenant to begin or continue any such operations or activities.

4.2 Insurance. During the Earn-In Period, Nevada Canyon shall provide, maintain and keep in force comprehensive all risk, public liability insurance against claims for personal injury, including, without limitation, bodily injury, death and property damage occurring on, in or about the Properties, such insurance to afford immediate minimum protection to a limit of not less than One Million United States Dollars (US$1,000,000) with respect to personal injury or death to any one or more persons or damage to property. Before any entry onto the Properties by Nevada Canyon or its agents or contractors, Nevada Canyon shall furnish to Walker River a certificate of all policies of required insurance which shall identify Walker River as a named or additional insured. Such a certificate shall indicate that the insurance cannot be reduced or cancelled without at least thirty (30) days’ prior written notice to Walker River. At least thirty (30) days prior to the insurance expiration date listed in the certificate, Nevada Canyon shall deliver to Walker River an updated certificate to confirm the existence of ongoing uninterrupted insurance coverage.

4.3 Compliance with Laws. Nevada Canyon shall conduct and perform all of its operations at the Properties during the Earn-In Period in substantial compliance with all valid and applicable Laws, including Environmental Laws and all Laws pertaining to social security, unemployment compensation, wages and hours and conditions of labor, and Nevada Canyon shall defend, indemnify and hold the Walker River Indemnified Parties harmless from and against any Adverse Consequences arising out of or resulting from Nevada Canyon’s failure to comply with any such Laws.

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4.4 Inspection. During the Earn-In Period, Walker River and its authorized agents, at Walker River’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Nevada Canyon’s safety rules and regulations, and in a reasonable manner so as not to interfere with Nevada Canyon’s operations, to enter upon the Properties for the purpose of confirming that Nevada Canyon is conducting its operations in the manner required by this Agreement. Walker River shall indemnify, defend and hold the Nevada Canyon Indemnified Parties harmless from and against all Adverse Consequences arising out of or resulting from any death, personal injury or property damage sustained by Walker River, or its employees or agents while in or upon the Properties (whether or not pursuant to this Section 4.4), except to the extent the death, injury or damage is caused by Nevada Canyon’s gross negligence or willful misconduct. If requested by Nevada Canyon, Walker River, its agents and employees shall confirm in writing their waiver of claims against Nevada Canyon in connection with any such access to the Properties.

4.5 Taxes. During the Earn-In Period, Nevada Canyon shall be responsible for payment of all taxes and assessments levied or assessed upon or against the Properties and any facilities or improvements located thereon; provided, however, that Nevada Canyon shall not be responsible for any such payments for which Walker River receives notices of due dates and fails to timely forward copies of such notices to Nevada Canyon.

4.6 Liens and Encumbrances. Nevada Canyon agrees to pay all indebtedness and liabilities incurred by or for Nevada Canyon arising from or relating to Nevada Canyon’ rights in and activities on the Properties, except that Nevada Canyon need not discharge or release any such lien, charge or encumbrance so long as Nevada Canyon is contesting the same in good faith; provided, however, that if a judgment is entered which affirms or authorizes foreclosure on the lien, Nevada Canyon shall promptly, and before foreclosure of the lien, pay, post a bond to secure payment of the lien, or otherwise cause the discharge and release of the lien. Notwithstanding the foregoing, Nevada Canyon may grant an encumbrance, lien, or security interest in Nevada Canyon’ interest under this Agreement for the purpose of securing financing for exploration on the Properties, which financing may be a loan, a Minerals production offtake agreement, a metal streaming agreement, or an overriding mineral production royalty, provided any such encumbrance, lien, or security interest shall be junior and subordinate to this Agreement.

4.7 Reclamation and Remediation. If this Agreement is terminated and Nevada Canyon does not acquire the Earned Interest, Nevada Canyon shall reclaim the surface of the Properties, to the extent disturbed by Nevada Canyon during the Earn-In Period, in accordance with applicable federal and state laws, rules and regulations. Walker River hereby agrees to grant to Nevada Canyon such access to the Properties following termination as is reasonably necessary to complete such reclamation work. Nevada Canyon shall not be liable for its failure to perform or complete any reclamation work required under this Section 4.7 if the failure arises out of Walker River’s unwillingness or inability to provide Nevada Canyon with the access to the Properties necessary to complete the work. If Nevada Canyon acquires the Earned Interest and the Parties enter into the LLC Operating Agreement, the reclamation obligations associated with any disturbances of the Properties made by Nevada Canyon during the Earn-In Period shall become obligations of the Joint Venture LLC.

4.8 Data. During the Earn-In Period, Nevada Canyon shall provide to Walker River a comprehensive annual summary report for each calendar year. The annual report, which shall be delivered by Nevada Canyon to Walker River not later than sixty (60) days after the end of each calendar year, shall include information relating to title to the Properties or environmental conditions at or pertaining to the Properties, and all Data developed by Nevada Canyon during the immediately previous calendar year; provided, however, that Nevada Canyon shall have no obligation to make any interpretive data or reports developed by it or on its behalf available to Walker River if such interpretive data or reports are proprietary to or constitute trade secrets of Nevada Canyon or any third party, consultant, or contractor who created them. Nevada Canyon makes no representation or warranty as to the accuracy, reliability or completeness of any Data provided to Walker River pursuant to this Section 4.8, and Walker River shall rely on the same at its sole risk.

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4.9 Claim Maintenance Fees and Maintenance of Title to Unpatented Mining Claims. Nevada Canyon shall perform all required assessment work and pay all claim maintenance fees required to be paid during the Earn-In Period in order to maintain the unpatented mining claims comprising the Properties in good standing, and make all required filings and recordings associated therewith. Nevada Canyon shall not be liable for the loss of any of the unpatented mining claims comprising the Properties, whether through third party relocation, governmental action or operation of law, resulting from any defect in title (including failure to adhere to the required location procedures or claim maintenance requirements) not created by Nevada Canyon.

Article 5
Representations and Warranties of Walker River

5.1 Representations and Warranties. Walker River represents and warrants to Nevada Canyon as of the Effective Date as follows, and covenants that these representations and warranties will be true and correct throughout the Earn-In Period:

(a) Organization and Standing. Walker River is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Power. Walker River has the requisite company power and authority (i) to enter into this Agreement and all other agreements contemplated by this Agreement to be entered into by Walker River, and (ii) to carry out and perform its obligations under this Agreement and all other agreements contemplated by this Agreement to be entered into by Walker River.

(c) Authorization. All requisite company action on the part of Walker River, and its members and managers, necessary for the execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement to be entered into by Walker River, have been taken. Assuming valid execution and delivery by Nevada Canyon, this Agreement is, and when executed and delivered by Walker River all other agreements contemplated by this Agreement to be entered into by Walker River will be, legal, valid, and binding obligations of Walker River enforceable against Walker River in accordance with their respective terms. The execution, delivery and performance of this Agreement and all such other agreements by Walker River will not violate any provision of Law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Walker River is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the best of Walker River’s knowledge there is no Law, nor is there any judgment, decree or order of any court or governmental authority binding on Walker River that would be contravened by the execution, delivery, performance, or enforcement by it of this Agreement or any other agreement contemplated by this Agreement to be entered into by Walker River. Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

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(d) Permits and Licenses. Walker River has obtained all permits, licenses, approvals, authorizations and qualifications of all federal, state, and local authorities required for it to carry on its operations at or on the Properties. To the best of its knowledge, Walker River is not in violation of and has no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Properties.

(e) Royalties. Except for the Nevada Canyon Royalty, there are no other royalties, overriding royalties, production payments, or similar burdens affecting the Property.

(f) Title to the Properties. Walker River represents and warrants that it has sole, good, and marketable title to the Properties, free and clear of any liens, encumbrances, pledges, leases, or assignments (or agreements to pledge, convey, or assign) of any interest in the Properties to a third party, other than the Nevada Canyon Royalty. With respect to each of the unpatented mining claims comprising the Properties (the “Mining Claims”), Walker River represents that, to the best of its knowledge, subject to the paramount title of the United States of America: (i) the Mining Claims were properly located and monumented on ground open to appropriation by mineral location; (ii) location notices and certificates were properly posted and recorded for each of the Mining Claims; (iii) all filings and recordings required to maintain the Mining Claims in good standing through the Effective Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices; and (iv) all required annual claim maintenance fees and other payments necessary to maintain the Mining Claims through the assessment year ending September 1, 2025, have been timely and properly made. Walker River makes no representation or warranty as to the existence of a discovery of valuable minerals with respect to any of the Claims.

(g) Environmental Compliance. To the best of Walker River’s knowledge, there is no condition or activity at the Properties that constitutes a nuisance or which would result in a violation of or liability under any applicable Environmental Law. Walker River has not received any notice of violation or any consent order issued under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of the environment and health and safety to which the Properties or Walker River’s operations thereon are now subject or may become subject. There are no pending or, to the best of Walker River’s knowledge, threatened proceedings by or before any court or other governmental authority, arbitrator or arbitration panel with respect to operations on or the ownership of the Properties alleged to be, or to have been, in violation of, or to be the basis of liability under, any Environmental Law, and Walker River is not aware of any “release” (as defined in the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) of any hazardous materials at, from or affecting the Properties.

(h) Material Contracts and Commitments. Walker River has performed all material obligations required to be performed by it under any contracts and commitments affecting the Properties to which it is a party, and is not in default, and will not be in default as a result of the consummation of the transactions contemplated by this Agreement, under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument to which it is a party. True and correct copies of all such agreements and commitments, as amended, have been provided to Nevada Canyon.

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(i) Legality. To the best of its knowledge, Walker River is not in material violation of any Law, including those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety Laws, the lack of compliance with which could materially adversely affect the Properties.

(j) Litigation and Claims. There are no actions, suits or proceedings pending or, to the best of Walker River’s knowledge, threatened against or affecting the Properties, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the best of its knowledge, Walker River is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality that relates to the Properties.

(k) Consents. To the best of its knowledge, Walker River has obtained all consents, approvals, authorizations, declarations, or filings required by or under any federal, state, local, or other authority, stock exchange or any other third party whether by way of a contract with Walker River or otherwise in connection with the valid execution, delivery, and performance by Walker River of this Agreement and the consummation of the transactions contemplated by this Agreement.

(l) Taxes. All federal, state and local excise, property and other taxes and assessments pertaining to or assessed against the Properties have been timely and properly paid.

(m) Brokerage or Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Walker River in such manner as not to give rise to any valid claim against Nevada Canyon or any other third party for a brokerage commission, finder’s fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(n) Representations. No statements, warranties, or representations made by Walker River herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

Article 6
Representations and Warranties of Nevada Canyon

6.1 Representations and Warranties of Nevada Canyon. Nevada Canyon represents and warrants to Walker River as of the Effective Date as follows, and covenants that these representations and warranties will be true and correct throughout the Earn-In Period:

(a) Organization and Standing. Nevada Canyon is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Power. Nevada Canyon has the requisite company power and authority (i) to enter into this Agreement and all other agreements contemplated by this Agreement to be entered into by Nevada Canyon, and (ii) to carry out and perform its obligations under this Agreement and all other agreements contemplated by this Agreement to be entered into by Nevada Canyon.

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(c) Authorization. All requisite company action on the part of Nevada Canyon, and its managers and members, necessary for the execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement to be entered into by Nevada Canyon, have been taken. Assuming valid execution and delivery by Walker River, this Agreement is, and when executed and delivered by Nevada Canyon, all other agreements contemplated by this Agreement to be entered into by Nevada Canyon will be, legal, valid, and binding obligations of Nevada Canyon enforceable against Nevada Canyon in accordance with their respective terms. The execution, delivery and performance of this Agreement and all such other agreements by Nevada Canyon will not violate any provision of Law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Nevada Canyon is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the best of Nevada Canyon’s knowledge there is no Law, nor is there any judgment, decree or order of any court or governmental authority binding on Nevada Canyon that would be contravened by the execution, delivery, performance, or enforcement by it of this Agreement or any other agreement contemplated by this Agreement to be entered into by Nevada Canyon. Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d) Brokerage or Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Nevada Canyon in such manner as not to give rise to any valid claim against Walker River or any other third party for a brokerage commission, finder’s fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(e) Representations. No statements, warranties or representations made by Nevada Canyon herein contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in light of the circumstances under which such statements were made or will be made, not misleading.

Article 7
Notices

7.1 Notices. All notices given in connection with this Agreement shall be in writing to the applicable address below, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, or (iii) by registered or certified mail return receipt requested. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt. A Party may change its address by notice to the other Party.

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If to Walker River:	Walker River Resources LLC
1130 West Pender Street, Suite 820
Vancouver, B.C. V6E 4A4 Canada
Attn: Michel David
Email: michel@wrrgold.com

If to Nevada Canyon:	Nevada Canyon LLC
5655 Riggins Court, Suite 15
Reno, NV 89502
Attn: Alan Day
Email: day@mineralexploration.com

Article 8
Indemnification

8.1 By Walker River. Walker River shall defend, indemnify and hold harmless the Nevada Canyon Indemnified Parties from and against any and all Adverse Consequences arising out of or related to (i) any breach by Walker River of any representation, covenant or warranty of Walker River in this Agreement, and (ii) any activities conducted on or in connection with the Properties before the Effective Date, and (iii) any activities conducted by or on behalf of Walker River on or in connection with the Properties during the Earn-In Period.

8.2 By Nevada Canyon. Nevada Canyon shall defend, indemnify and hold harmless the Walker River Indemnified Parties from and against any and all Adverse Consequences arising out of or related to (i) any breach by Nevada Canyon of any representation, covenant or warranty of Nevada Canyon in this Agreement, (ii) any activities conducted by or on behalf of Nevada Canyon on or in connection with the Properties during the Earn-In Period, including, without limitation, Adverse Consequences relating to claims and demands of third Persons for injury to or death of natural persons or damage to property arising out of or resulting from any Exploration and Related Work conducted by Nevada Canyon at the Properties during the Earn-In Period, except as to damages sustained by Walker River while on the Properties.

8.3 Notification. Any Party who has a claim giving rise to indemnification liability under this Agreement (an “Indemnified Party”) that results from a claim by a third party or otherwise shall give prompt notice to the other Party (the “Indemnifying Party”) of the claim, together with a reasonable description of the claim. Failure to provide such notice shall not relieve a Party of any of its indemnification obligations except to the extent the other Party is materially prejudiced by the failure. With respect to any claim by a third party against any Party to this Agreement that is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of the claim and pursues the defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend the claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party, including any settlement of the claim.

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Article 9
Term and Termination

9.1 Term and Termination. This Agreement shall remain in effect during the Earn-In Period, after which if Nevada Canyon does not acquire the Earned Interest or exercise its Royalty Option, it will terminate automatically, unless it is sooner terminated as a result of the exercise of the Earn-In Right by Nevada Canyon or under the provisions of this Article 9.

9.2 Termination by Nevada Canyon. Nevada Canyon shall have the right to terminate, surrender and relinquish this Agreement at any time during the Earn-In Period by giving written notice to Walker River of such election. Any termination by Nevada Canyon under this Section 9.2 shall be effective thirty (30) days after the date such notice is effective under Section 7.1.

9.3 Termination by Walker River. In the event of a material default under this Agreement by Nevada Canyon, Walker River shall give Nevada Canyon written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, Nevada Canyon shall have thirty (30) days after the receipt of the notice (or if Nevada Canyon disputes the existence of the material default, thirty (30) days after the entry by a court of competent jurisdiction of a judgment finding such a default) within which either to cure, or to undertake diligent efforts to cure, the specified defaults. In the event of such a cure (or the commencement of diligent efforts to cure) by Nevada Canyon, this Agreement shall continue in full force and effect as though no default had occurred. In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable thirty-day (30-day) period and thereafter diligently pursued to completion, Walker River may elect to terminate this Agreement by written notice to Nevada Canyon in accordance with Section 7.1. In the case of a default by Nevada Canyon relating to the payment of money to Walker River, or to any third party as required under this Agreement, Nevada Canyon shall have ten (10) Business Days after receipt of notice of such default to cure the same, failing which Walker River may elect to terminate this Agreement by written notice to Nevada Canyon in accordance with Section 7.1.

9.4 Effect of Termination. Upon termination of this Agreement under Sections 9.1 or 9.2, Nevada Canyon shall have no further liability or obligations under this Agreement or with respect to the Properties, except with respect to the obligations set forth in Sections 2.3 (but only to the extent the same have accrued but not yet been performed), 2.4(a), 2.5 (if applicable), 4.2, 4.8, 4.9, 8.2, 9.4, 9.5 and 9.6, and Walker River shall have no further liability or obligations under this Agreement, except with respect to the obligations set forth in Sections 4.5, 4.9, 8.1 and 9.4.

9.5 Data. As soon as practicable upon the termination of this Agreement, if Nevada Canyon has not exercised the Earn-In Right, Nevada Canyon shall return to Walker River copies of all Existing Data or other Data furnished to Nevada Canyon by Walker River. At such time, Nevada Canyon shall make available to Walker River for examination and copying all Data developed by Nevada Canyon with respect to the Properties during the Earn-In Period and not previously made available to Walker River; provided, however, that Nevada Canyon shall have no obligation to make any interpretive data or reports developed by it or on its behalf available to Walker River if such interpretive data or reports are proprietary to or constitute trade secrets of Nevada Canyon. Nevada Canyon makes no representation or warranty as to the accuracy, reliability or completeness of any such Data made available to Walker River, and Walker River shall rely on the same at its sole risk.

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9.6 Release. Upon termination of this Agreement during the Earn-In Period, if Nevada Canyon has not exercised the Earn-In Right, Nevada Canyon shall, at the written request of Walker River, provide Walker River with a written release, in the nature of a quitclaim deed or similar document in recordable form, of its rights hereunder with respect to the Properties (including any interests in real property within the Area of Interest that becomes a part of the Properties under Section 11.1).

9.7 Surrender of Possession and Removal of Equipment. Upon termination of this Agreement, if Nevada Canyon has not exercised the Earn-In Right, Nevada Canyon shall surrender possession of the Properties, subject to the condition that Nevada Canyon shall have the right at any time within one (1) year after such surrender or termination of this Agreement to complete any reclamation obligations required of Nevada Canyon under Section 4.7 and remove all Nevada Canyon owned tools, equipment, machinery, supplies, fixtures, buildings, structures and other assets erected or placed on such property by Nevada Canyon. Title to any Nevada Canyon property not removed within the time period set forth above shall, at the election of Walker River, pass to Walker River.

Article 10
Release of Properties

10.1 Release of Property. With respect to any of the Properties, at any time during the Earn-In Period, Nevada Canyon may in its sole discretion elect to terminate its interest through Walker River in any portion or all of the Properties, and all of Nevada Canyon’s interest in those Properties shall revert back to Walker River, thereby removing those Properties from the scope of this Agreement, in which case those Properties will no longer be deemed to comprise a portion of the Properties for any purposes under this Agreement, and with respect to which Nevada Canyon shall have no further liabilities or obligations (other than those that have accrued hereunder prior to the effective date of such termination and subject to the provisions of Section 9.2). An election by Nevada Canyon to terminate its interest in any or all of the Properties shall be effective upon Nevada Canyon providing written notice of such election to Walker River; provided, however, that if Nevada Canyon re-acquires any interest in any ground covered by those Properties within one (1) year after having made such a termination election, that ground shall be deemed to be included in the Properties for all intents and purposes under this Agreement and any other instruments or agreements contemplated hereby. In addition, if Nevada Canyon provides notice to Walker River of Nevada Canyon’s election to terminate its interest in any of the Properties later than June 30th of any year, Nevada Canyon shall be obligated to pay the claim maintenance fees for the applicable Properties for the following assessment year despite such termination.

Article 11
Title to After-Acquired Interests

11.1 After-Acquired Property and Area of Interest. This Agreement applies and extends to (a) any further or additional right, title, interest or estate acquired by Walker River before, on, or after the Effective Date in or to the Properties or any part of the Properties (and any amendments or relocations of unpatented mining claims), and (b) any further or additional right, title, interest or estate acquired by either Walker River or Nevada Canyon within the Area of Interest. If either Walker River or Nevada Canyon acquires any such right, title, interest or estate, the acquiring Party will formally submit the same to the other Party in an appropriate writing to the effect that the terms and conditions of this Agreement shall apply to and govern such interest, which shall become a portion of the Properties for all intents and purposes under this Agreement. In addition, if any such right, title, interest or estate is acquired by either Party by way of a lease, that lease shall become a Lease for all intents and purposes under this Agreement (provided that the other Party approves the terms and conditions of the lease in advance).

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Article 12
Miscellaneous Provisions

12.1 Confidentiality.

(a) Subject to Section 12.1(b), each Party shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing Party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the other Party.

(b) Notwithstanding Section 12.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of a Party or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Party contemplates a permitted transfer of its interest in the Properties or this Agreement, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Party, or (iv) in connection with a press release or public announcement under Section 12.2.

(c) As to any disclosure under clause (i), (ii) or (iii) of Section 12.1(b), (i) the disclosing Party shall give notice to the other Party concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Party is obligated under this Section 12.1, and (iv) the disclosing Party shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Party.

(d) A Party shall continue to be bound by this Section 12.1 until the earlier of (i) the date that is 2 years after the termination of this Agreement, and (ii) the acquisition of the Earned Interest by Nevada Canyon; provided, however, that unless and until the Parties execute and deliver the LLC Operating Agreement, with respect to any Confidential Information that constitutes “trade secrets” of a Party under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 12.1 shall survive indefinitely.

12.2 Public Announcements. Any Party may issue any press release or make any public disclosure concerning this Agreement or any Confidential Information that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; provided that if a Party intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Party before issuing the press release or making the disclosure. Except as provided in the previous sentence, no Party or any of its Affiliates shall issue any press release or make any public announcement relating to this Agreement or any Confidential Information without the prior written approval of the other Party.

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12.3 Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

12.4 Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Party’s rights thereafter to enforce any provision or exercise any right.

12.5 Amendment. No amendment, restatement, modification, or supplement of or to this Agreement shall be valid unless it is made in a writing duly executed by each Party, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement.

12.6 Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final ruling of court of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

12.7 Force Majeure. The obligations of Nevada Canyon, including the obligation of Nevada Canyon to timely achieve the Minimum Work Requirement during any Annual Period, shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event. Nevada Canyon shall promptly give notice to Walker River of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration. Nevada Canyon shall resume performance as soon as reasonably possible.

12.8 Rules of Construction. Each Party acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement. Each such Party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

12.9 Governing Law. This Agreement, and the rights and liabilities of the Parties under this Agreement, shall be governed by and interpreted in accordance with applicable federal Laws and the Laws of the State of Nevada other than its rules as to conflicts of Laws that would apply the Laws of another state.

12.10 Waiver of Jury Trial; Consent to Jurisdiction. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR OPERATIONS ON THE PROPERTIES, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 12.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY. Each Party agrees and consents to be subject to the exclusive jurisdiction of the Federal and State courts located in Reno, State of Nevada, and the State of Nevada appellate courts in any action or proceeding seeking to enforce any provision of or based on any right arising under or relating to this Agreement.

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12.11 Further Assurances. Each Party agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

12.12 No Third-Party Beneficiaries. Except to the extent specifically provided in this Agreement with respect to the Walker River Indemnified Parties and the Nevada Canyon Indemnified Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Parties, and no other Person (including any creditor of any Party), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. No Person (including any third-party beneficiary) other than a Party shall have the right to approve any amendment or modification of, or waiver under, this Agreement.

12.13 Entire Agreement. This Agreement and the Royalty Deed (if applicable) contains the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations and understandings relating to the subject matter of this Agreement.

12.14 Parties in Interest; Assignment. This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Parties and shall be binding upon the successors and assigns of the Parties (whether or not permitted). The rights, powers, privileges, and interests of a Party under this Agreement shall not be assigned, transferred, pledged or encumbered in whole or in part by either Party, without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed; provided, however, that any Person to whom any rights, powers, privileges or interests under this Agreement are assigned shall agree in writing to be bound by all the terms and conditions of this Agreement.

12.15 Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters provided for in this Agreement. Subject to the provisions of Article 11 relating to after-acquired title, each Party shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Properties, and neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Properties at any time, or within the Properties after termination of this Agreement, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities under this Agreement.

12.16 No Implied Covenants. No implied term, covenant, condition or provision of any kind whatsoever shall affect any Party’s rights and obligations under this Agreement, including rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions that shall in any way affect the Parties’ respective rights and obligations shall be those expressly set forth in this Agreement.

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12.17 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Parties do not intend to create, nor shall this Agreement be construed to create, any mining, commercial, tax or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided in this Agreement.

12.18 Memorandum for Recording. Simultaneous with the execution of this Agreement, the Parties agree to execute for recording purposes a written memorandum of this Agreement, suitable for recording in the State of Nevada, setting forth the basic terms and conditions of this Agreement as necessitated by Nevada Law.

12.19 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Such counterparts may be delivered by facsimile or electronic transmission and the receiving Party is entitled to rely on the same to the same extent as if it had been an executed original.

12.20 Rule Against Perpetuities. Any right to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within twenty-one (21) years after the Effective Date of this Agreement.

[Signature page follows.]

22

The Parties have executed this Agreement to be effective for all purposes as of the Effective Date.

Walker River:

WALKER RIVER RESOURCES LLC, a Nevada limited liability company

By:	/s/ Michel David

Name:	Michel David

Title:	Manager

Nevada Canyon:

Nevada Canyon LLC, a Nevada limited liability company

By its Managing Member:

NEVADA CANYON GOLD CORP., a Nevada corporation

By:	/s/ Alan Day

Name:	Alan Day

Title:	President

23

Exhibit A-1

Description of Sleeper Claims

The Property includes the following thirty-six (36) unpatented lode mining claims situated in Mineral County, Nevada:

			County	BLM
#	Claim Name	Location Date	Document No.	Legacy Serial No.
1	Sleeper 1	2/16/1994	107708	NMC699414
2	Sleeper 2	2/16/1994	107709	NMC699415
3	Sleeper 3	2/16/1994	107710	NMC699416
4	Sleeper 4	2/26/1994	107711	NMC699417
5	Sleeper 5	2/26/1994	107712	NMC699418
6	Sleeper 6	2/26/1994	107713	NMC699419
7	Sleeper 7	2/26/1994	107714	NMC699420
8	Sleeper 8	2/26/1994	107715	NMC699421
9	Sleeper 9	2/26/1994	107716	NMC699422
10	Sleeper 10	2/26/1994	107717	NMC699423
11	Sleeper 11	3/3/1994	107718	NMC699424
12	Sleeper 12	3/3/1994	107719	NMC699425
13	Sleeper 13	9/9/1994	109702	NMC708229
14	Sleeper 14	9/9/1994	109703	NMC708230
15	Sleeper 15	9/14/1994	109704	NMC708231
16	Sleeper 16	9/9/1994	109705	NMC708232
17	Sleeper 17	9/9/1994	109706	NMC708233
18	Sleeper 18	9/9/1994	109707	NMC708234
19	Sleeper 19	9/14/1994	109708	NMC708235
20	Sleeper 20	5/31/2009	148283	NMC1008338
21	Sleeper 21	5/31/2009	148284	NMC1008339
22	Sleeper 22	5/31/2009	148285	NMC1008340
23	Sleeper 23	5/31/2009	148286	NMC1008341
24	Sleeper 24	5/31/2009	148287	NMC1008342
25	Sleeper 25	5/31/2009	148288	NMC1008343
26	Sleeper 26	5/31/2009	148289	NMC1008344
27	Sleeper 27	5/31/2009	148290	NMC1008345
28	Sleeper 28	5/31/2009	148291	NMC1008346
29	Sleeper 29	6/1/2009	148292	NMC1008347
30	Sleeper 30	6/1/2009	148293	NMC1008348
31	Sleeper 31	6/1/2009	148294	NMC1008349
32	Sleeper 32	6/1/2009	148295	NMC1008350
33	Sleeper 33	6/1/2009	148296	NMC1008351
34	Sleeper 34	6/1/2009	148297	NMC1008352
35	Sleeper 35	6/1/2009	148298	NMC1008353
36	Sleeper 36	6/1/2009	148299	NMC1008354

A-1

Exhibit A-2

Description of Lapon Rose Claims

The Property includes the following sixty (60) unpatented lode mining claims situated in Mineral County, Nevada:

			County	BLM
#	Claim Name	Location Date	Document No.	Legacy Serial No.
1	Lapon Rose 1	5/19/2017	165847	NMC1146627
2	Lapon Rose 2	5/19/2017	165848	NMC1146628
3	Lapon Rose 3	5/19/2017	165849	NMC1146629
4	Lapon Rose 4	5/19/2017	165850	NMC1146630
5	Lapon Rose 5	5/19/2017	165851	NMC1146631
6	Lapon Rose 6	5/19/2017	165852	NMC1146632
7	Lapon Rose 7	5/19/2017	165853	NMC1146633
8	Lapon Rose 8	5/19/2017	165854	NMC1146634
9	Lapon Rose 9	5/19/2017	165855	NMC1146635
10	Lapon Rose 10	5/19/2017	165856	NMC1146636
11	Lapon Rose 11	5/19/2017	165857	NMC1146637
12	Lapon Rose 12	5/19/2017	165858	NMC1146638
13	Lapon Rose 13	5/19/2017	165859	NMC1146639
14	Lapon Rose 14	5/19/2017	165860	NMC1146640
15	Lapon Rose 15	5/19/2017	165861	NMC1146641
16	Lapon Rose 16	5/19/2017	165862	NMC1146642
17	Lapon Rose 17	5/19/2017	165863	NMC1146643
18	Lapon Rose 18	5/27/2017	165864	NMC1146644
19	Lapon Rose 19	5/27/2017	165865	NMC1146645
20	Lapon Rose 20	5/27/2017	165866	NMC1146646
21	Lapon Rose 21	5/27/2017	165867	NMC1146647
22	Lapon Rose 22	5/27/2017	165868	NMC1146648
23	Lapon Rose 23	5/27/2017	165869	NMC1146649
24	Lapon Rose 24	5/27/2017	165870	NMC1146650
25	Lapon Rose 25	5/27/2017	165871	NMC1146651
26	Lapon Rose 26	5/27/2017	165872	NMC1146652
27	Lapon Rose 27	5/27/2017	165873	NMC1146653
28	Lapon Rose 28	5/27/2017	165874	NMC1146654
29	Lapon Rose 29	5/27/2017	165875	NMC1146655
30	Lapon Rose 30	5/27/2017	165876	NMC1146656
31	Lapon Rose 31	5/27/2017	165877	NMC1146657
32	Lapon Rose 32	5/27/2017	165878	NMC1146658
33	Lapon Rose 33	5/27/2017	165879	NMC1146659
34	Lapon Rose 34	5/27/2017	165880	NMC1146660
35	Lapon Rose 35	5/27/2017	165881	NMC1146661
36	Lapon Rose 36	5/27/2017	165882	NMC1146662
37	Lapon Rose 37	5/27/2017	165883	NMC1146663

A-2

			County	BLM
#	Claim Name	Location Date	Document No.	Legacy Serial No.
38	Lapon Rose 38	5/27/2017	165884	NMC1146664
39	Lapon Rose 39	5/27/2017	165885	NMC1146665
40	Lapon Rose 40	5/27/2017	165886	NMC1146666
41	Lapon Rose 41	5/27/2017	165887	NMC1146667
42	Lapon Rose 42	5/27/2017	165888	NMC1146668
43	Lapon Rose 43	5/27/2017	165889	NMC1146669
44	Lapon Rose 44	5/27/2017	165890	NMC1146670
45	Lapon Rose 45	5/27/2017	165891	NMC1146671
46	Lapon Rose 46	5/27/2017	165892	NMC1146672
47	Lapon Rose 47	5/27/2017	165893	NMC1146673
48	Lapon Rose 48	5/27/2017	165894	NMC1146674
49	Lapon Rose 49	5/27/2017	165895	NMC1146675
50	Lapon Rose 50	5/27/2017	165896	NMC1146676
51	Lapon Rose 51	5/19/2017	165897	NMC1146677
52	Lapon Rose 52	5/19/2017	165898	NMC1146678
53	Lapon Rose 53	5/19/2017	165899	NMC1146679
54	Lapon Rose 54	5/19/2017	165900	NMC1146680
55	Lapon Rose 55	5/19/2017	165901	NMC1146681
56	Lapon Rose 56	5/19/2017	165902	NMC1146682
57	Lapon Rose 57	5/19/2017	165903	NMC1146683
58	Lapon Rose 58	5/19/2017	165904	NMC1146684
59	Lapon Rose 59	5/28/2017	165905	NMC1146685
60	Lapon Rose 60	5/28/2017	165906	NMC1146686

[End of Exhibit A]

A-3

Exhibit B

Terms of LLC Operating Agreement

The LLC Operating Agreement for Joint Venture LLC shall reflect the following business terms. Except as otherwise defined in this Exhibit B, capitalized terms used in this Exhibit B shall have the meanings ascribed to those terms in the Agreement to which this Exhibit B is attached.

1.	Transaction Specific Terms

(a)	Party 1:	Nevada Canyon LLC (“Nevada Canyon”) 5655 Riggins Court, Suite 15 Reno, Nevada 89502
(b)	Party 2:	Walker River Resources LLC (“Walker River”) 1130 West Pender Street, Suite 820 Vancouver, B.C. V6E 4A4 Canada EIN: 30-0986124
(c)	Property:	The Lapon Canyon Property consisting of ninety-six (96) unpatented lode mining claims (collectively, the “Property”) which are more particularly described in Exhibit A to the Agreement to which this Exhibit B is attached

2.	ORGANIZATION

(a)	Name of Joint Venture LLC:	[To Be Determined]
(b)	Registered Agent:	Jeff N. Faillers, P.C., or another registered agent to which the parties agree
(c)	Jurisdiction of Organization:	State of Nevada

3.	CAPITAL CONTRIBUTIONS/PERCENTAGE INTERESTS

(a)	Initial Membership Interests:	(i) Nevada Canyon – 50% (ii) Walker River – 50%
(b)	Initial Contributions:	(i) Nevada Canyon – Initial contribution amount shall be valued at US$5,000,000.00 (ii) Walker River – Agreed fair market value of contribution is US$5,000,000.00
(c)	Joint Funding:	Nevada Canyon shall be responsible for the initial funding agreed upon in the Initial Program and Budget (as defined herein), after which the joint funding will be based on percentage of membership interests in the Joint Venture LLC

B-1

4.	DEFAULT IN MAKING JOINT FUNDING CONTRIBUTIONS

(a)	Loans:	Allowable on terms agreeable to the parties
(b)	Penalty Dilution:	Non-defaulting will be allowed to dilute delinquent member (including for non-payment of default loans, if applicable) at a dilution multiplier of 1.0 times
(c)	Other Penalties:	No other penalties

5.	ELIMINATION OF MINORITY INTEREST

(a)	Elimination Trigger:	Elimination is triggered upon reduction of participant’s percentage interest to 10%
(b)	Payment Upon Elimination:	Non-participating production royalty in the amount of two percent (2%) of the net smelter returns on the properites, subject to a buy-down option to one percent (1%) of the net smelter returns exercisable at any time for the payment of US$2,500,000 in cash or immediately available funds

6.	MANAGEMENT COMMITTEE

(a)	Number of Representatives:	Each of Nevada Canyon and Walker River will have two (2) representatives on the management committee
(b)	Percentage to Approve Decisions:	A majority vote among the representatives is required to approve major decisions
(c)	Deadlock Voting:	In the event of a deadlock in votes among the representatives (i.e., 50-50 split), Nevada Canyon will make the final decision
(d)	Major Decisions:

The following matters shall constitute a “major decision” requiring approval by the management committee:

o    Programs and budgets

o    Budget overruns

o    Issuance of additional interests

o    Merger, consolidation, reorganizations

o    Sale of property

o    Purchase of real/mining property or interests

o    Financings/liens

o    Guarantees of indebtedness

o    Affiliate transactions with manager/venture

7.	MANAGEMENT

(a)	Manager:	The Manager of the Joint Venture LLC shall be Nevada Canyon with Walker River providing exploration advice
(b)	Duties:	Standard Form 5 LLC Duties
(c)	Standard of Care:	Standard Form 5 LLC Standard of Care (gross negligence/willful misconduct)
(c)	Removal of Manager:	By other participant if Manager percentage interest ceases to be the highest or Manager commits material breach after notice and opportunity to cure

B-2

8.	PROGRAMS AND BUDGETS

(a)	Program and Budget:

(i)   The Parties will agree on an initial program and budget (“Initial Program and Budget”) prior to entering into the Joint Venture Operating Agreement, which shall not exceed US$1,000,000.00

(ii)  Both Nevada Canyon and Walker River will be obligated to fund the Initial Program and Budget based on their respective membership interest

(iii)  After the Initial Program and Budget has been completed, subsequent programs and budgets shall be determined by the management committee and subject to joint funding by the Joint Venture LLC members

(b)	Voluntary Elections (Participation):	Party can elect not to participate or at a lesser percentage interest Note: Under this scenario, percentage interests are recalculated upon such election
(c)	Penalty for Failure to Participate: (i.e., failure to meet cash call after the Party has already agreed to participate)	No penalty for dilution (i.e., dilution is 1:1)

9.	RESIGNATION AND TERMINATION

(a)	Voluntary Resignation of Member:	Allow voluntary resignation, but for no consideration
(b)	Termination and Liquidation:	Management committee controls winding up and liquidation

10.	TRANSFERS AND ENCUMBRANCES OF INTERESTS

(a)	Transfers:	Permit transfers subject to right of first refusal
(b)	Pledges:	Pledges are prohibited

11.	OTHER TERMS

(a)	Audits:	Allow members to conduct audits not later than 3 months after the end of the year subject to audit
(b)	Dispute Resolution:	AAA Arbitration
(c)	Administrative Charge to Manager:	Manager fee of three percent (3%) at all phases
(d)	Preemptive Right	Each member’s membership interest shall be subject to a right of first refusal held by the other member

[End of Exhibit B]

B-3

Exhibit C

Form of Royalty Deed

APNs: N/A (Royalty Conveyance Only)

Recorded at the request of,

and after recording return to:

Nevada Canyon LLC

[Address]

The undersigned hereby confirm that there are no

social security numbers on this document.

Royalty Deed

(Walker River Royalty; Mineral County, Nevada)

This Royalty Deed (the “Deed”) is dated effective __________ ___, 202____ (the “Effective Date”), from Walker River Resources LLC, a Nevada limited liability company (“Obligor”), to NEVADA CANYON LLC, a Nevada limited liability company (“Royalty Holder”). Obligor and Royalty Holder are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.	Obligor is the owner of the ninety-six (96) unpatented lode mining claims identified as the Sleeper and Lapon Rose claim groups situated in Mineral County, Nevada, which are more particularly described in Exhibits A-1 [and A-2 -or- through A-3] attached to and by this reference incorporated in this Agreement (the “Properties”).

B.	The Parties entered into that certain Exploration Stream Earn-In Agreement dated January ___, 2025 (the “Agreement”), pursuant to which Obligor granted to Royalty Holder, among other things, the exclusive right and option to earn and purchase from Obligor a production royalty on the Properties.

C.	Royalty Holder has satisfied its obligations under the Agreement and has elected to purchase from Obligor a production royalty on the Properties.

D.	Obligor now wishes to execute and deliver this Deed to Royalty Holder pursuant to the terms of the Agreement.

Now, therefore, in consideration of their mutual covenants and promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

C-1

Conveyance

a. Grant of Royalty.

i. Royalty Percentage. For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, Obligor grants, sells, assigns and conveys to Royalty Holder, and its successors and assigns forever, a production royalty in an amount equal to _____ percent (____%) of the Net Smelter Returns (the “Royalty Percentage”), as hereinafter defined and computed, for all gold and other minerals of any type produced from the Properties, including all gold and other minerals of any type produced from dumps or stockpiles located on the Properties, from and after the Effective Date (the “Royalty”), subject to Section 1(b).

ii. No Buy Down. Obligor will not have the right to buy down all or any portion of the Royalty.

iii. Real Property Interest; Burden on the Properties. Obligor and Royalty Holder intend that the Royalty will be perpetual and will constitute a presently vested interest in and a covenant running with the Properties, including any after-acquired title, which will inure to the benefit of and be binding upon the Parties and their respective successors and assigns so long as Obligor or any successor or assign of Obligor holds any rights or interests in the Properties. This Deed and Obligor’s Royalty obligation shall attach to any amendments, relocations or conversions of any mining claim, license, or lease, concession, permit, patent or other tenure comprising the Properties, or to any renewals or extensions thereof, and the mineral products and proceeds of mineral products extracted and produced from the Properties, and shall extend to and include any unpatented mining claim, patented mining claim, or other mineral interest (fee land or otherwise) located, leased, or otherwise acquired by Obligor which are situated partially or entirely within the exterior-most boundaries of the Properties, including any unpatented mining claims located to appropriate any fractions or gaps among the Properties. In the event that the Royalty attaches to any interests pursuant to this Section 1(c), the Parties agree and covenants to execute, deliver, and record in the Office of the Esmeralda County Recorder, at Royalty Holder’s request in its sole discretion, an instrument by which Obligor grants to Royalty Holder the Royalty and subjects such interests to all of the burdens, conditions, obligations and terms of this Deed. The Parties do not intend that there be any violation of the rule against perpetuities. Accordingly, any right that is subject to such rule shall be exercised within the maximum time periods permitted under applicable law.

b. Representations and Warranties.

i. Full Authority. Obligor represents and warrants that it has all authority necessary for it to execute and deliver this Deed.

ii. No Encumbrances. Obligor represents and warrants it has not taken any action by which the Properties or dumps or stockpiles located on the Properties will be subject to a lien or other encumbrance that will in any way be a lien or other encumbrance on the Royalty.

C-2

iii. Royalty Holder’s Acceptance. Royalty Holder acknowledges and agrees that this Deed is accepted by Royalty Holder in satisfaction of Obligor’s obligation to deliver this Deed pursuant to the Agreement.

c. Definition of Net Smelter Returns.

i. For Gold Bullion. “Net Smelter Returns,” for gold produced from the Properties or from dumps or stockpiles located on the Properties, and refined by or for Obligor to a form that meets good delivery standards in the London Bullion Market or comparable terminal market (“Gold Bullion”), will be determined by multiplying (i) the gross number of troy ounces of Gold Bullion produced from the Properties or dumps or stockpiles located on the Properties, and returned to or credited to Obligor or purchased and paid for by a smelter, refiner, processor, purchaser or other recipient of such bullion during a calendar quarter, by (ii) the arithmetic average of the London Bullion Market Association P.M. Fixing Price (in United States dollars) reported on its website for Gold Bullion for the calendar quarter (or should such quotation cease, another similar quotation acceptable to Royalty Holder, acting reasonably) calculated by summing the quoted prices reported for each day of the calendar quarter and dividing the sum by the number of days for which such prices were reported, and (iii) by deducting from the product of (i) times (ii), the Allowable Deductions permitted in Section 4(a) below.

ii. For Other Products. For gold and other minerals of any type produced from the Properties or dumps or stockpiles located on the Properties, and sold in a crude or intermediate form other than as Gold Bullion (“Other Products”), Net Smelter Returns will be equal to (i) the actual sales price for the minerals contained in such Other Products received by Obligor from a smelter, refiner, processor, purchaser or other recipient of such products during a calendar quarter, less (ii) the Allowable Deductions permitted in Section 4(b) below.

iii. Affiliate Transactions. If Other Products are delivered in kind or sold to an entity which, under the broadest definition, directly or indirectly controls, is controlled by, or is under common control with Obligor (an “Affiliate”), and are sold by such Affiliate with or without further processing, Net Smelter Returns will be calculated based on the value of Gold Bullion sold by or credited or returned to the Affiliate (calculated pursuant to Section 3(a)), or the proceeds actually received by such Affiliate in an arm’s length transaction for sale of Other Products, less Allowable Deductions actually incurred by the Affiliate, and the Gold Bullion or Other Products will be deemed to have been sold by Obligor, the proceeds will be deemed to have been received by Obligor and the Allowable Deductions will be deemed to have been made by Obligor for purposes of calculating Net Smelter Returns, in each case as if Obligor had sold (or received or was credited with) such Gold Bullion or Other Products in an arm’s-length transaction.

iv. Insurance Proceeds. In the event Obligor receives insurance proceeds for gold in Gold Bullion or for gold or other minerals in Other Products lost or damaged, Net Smelter Returns will equal any such insurance proceeds that are received by Obligor for such loss.

C-3

d. Allowable Deductions.

i. For Gold Bullion. For gold produced and sold as Gold Bullion, “Allowable Deductions” means, to the extent actually incurred:

1. charges imposed by a smelter or refinery for refining Gold Bullion from doré or concentrates produced in Obligor’s mill or other processing plant; however, charges incurred by Obligor for processing raw or crushed ore or other preliminary products in Obligor’s mill or other processing plant shall not be subtracted in determining Net Smelter Returns;

2. penalty substance, assaying, and sampling charges imposed on or incurred by Obligor for refining Gold Bullion contained in such production;

3. charges and costs, if any, for transportation and insurance of doré or concentrates produced in Obligor’s mill or other processing plant to places where such doré or concentrates are smelted, refined and/or sold or otherwise disposed of; and

4. all taxes paid on production of Gold Bullion, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal taxes that are based on the production of Gold Bullion.

ii. For Other Products. For gold and other minerals of any type produced and sold in Other Products, “Allowable Deductions” means, to the extent actually incurred:

1. charges imposed by the smelter, refiner or other processor for smelting, refining or processing gold and other minerals of any type contained in Other Products, but excluding any and all charges and costs related to Obligor’s mill or other processing plant constructed for the purpose of milling or processing Other Products;

2. penalty substance, assaying, and sampling charges imposed by a smelter, refiner or other processor for smelting, refining, or processing gold and other minerals of any type contained in Other Products, but excluding any and all charges and costs of or related to Obligor’s mill or other processing plant constructed for the purpose of milling or processing Other Products;

3. charges and costs, if any, for transportation and insurance of the gold and other minerals of any type contained in Other Products and the beneficiated products thereof from Obligor’s mill or other processing plant to places where such Other Products or the beneficiated products thereof are smelted, refined and/or sold or otherwise disposed of; and

4. all taxes paid on production of the gold and other minerals of any type contained in Other Products, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal taxes that are based on the production of gold contained in Other Products.

C-4

iii. Custom Facilities. In the event Obligor carries out smelting, refining or other processing operations to produce Gold Bullion or gold and other minerals of any type contained in Other Products in facilities owned or controlled, in whole or in part, by Obligor, which facilities were not constructed for the sole purpose of smelting, refining or processing crude or intermediate products produced from the Properties, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Obligor would have incurred as “Allowable Deductions” under Section 4(a)(i) or Section 4(b)(i) above if such smelting, refining or other processing operations were carried out at facilities not owned or controlled by Obligor, but in no event will such Allowable Deductions be greater than actual costs incurred by Obligor with respect to such smelting, refining or other processing.

e. Calculating and Paying Royalty; Reporting.

i. Calculation. The dollar amount of the Royalty due to Royalty Holder for a calendar quarter will be the product of the sum of the Net Smelter Returns for Gold Bullion plus the Net Smelter Returns for the gold and other minerals of any type contained in Other Products for such quarter multiplied by the Royalty Percentage.

ii. Payment.

1. Payment of the Royalty for a calendar quarter will be due by the last day of the month following the end of each calendar quarter in which Gold Bullion or Other Products containing gold and other minerals of any type are sold or returned or credited to Obligor (the “Payment Date”). If, for any reason, all information necessary to calculate and make a payment on the Payment Date is not available, Obligor will make a provisional payment on the Payment Date based on the available information and provide a final reconciliation for such payment promptly after all needed information becomes available to Obligor. In the event Royalty Holder has been underpaid in any provisional payment, Obligor will promptly pay the difference to Royalty Holder in cash or other readily available funds and if Royalty Holder has been overpaid in any provisional payment, Royalty Holder will promptly pay to Obligor the difference in cash or other readily available funds. All payments of the Royalties will be made by Obligor to Royalty Holder, and will be paid free of any and all withholding taxes.

2. Obligor acknowledges that delinquent payment by Obligor to Royalty Holder of Royalty payments will cause Royalty Holder to incur costs, the exact amount of which will be difficult to ascertain. Accordingly, if any amount due and payable by Obligor is not received by Royalty Holder within ten (10) days after such amount is due, then Obligor shall pay to Royalty Holder a late charge equal to four percent (4%) of such overdue amount. Royalty Holder’s acceptance of such late charge shall not constitute a waiver of Obligor’ default with respect to such overdue amount, nor prevent Royalty Holder from exercising any of Royalty Holder’s other rights and remedies. If any amount payable by Obligor remains delinquent for a period more than thirty (30) days, Obligor shall pay to Royalty Holder, in addition to the delinquent payment, interest from and after the due date at the lesser of: (a) the Prime Rate interest rate quoted as “Prime” by JPMorgan Chase and Co., at its head office, as the rate may change from day to day (which quoted rate may not be the lowest rate at which the bank loans funds) plus five (5) percentage points; or (b) the maximum non-usurious rate permitted by applicable Law. If any portion of any royalty payment (and any related Interest amount) was overpaid, Obligor shall be entitled to offset such amount against the next royalty payment.

C-5

iii. Detailed Statement. All payments of Royalty will be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets received by Obligor from the smelter, refiner or other purchaser of Gold Bullion or gold and other minerals of any type contained in Other Products.

f. Other Provisions Related to Payment.

i. Hedging Transactions. All profits and losses resulting from Obligor’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations are specifically excluded from calculation of Net Smelter Returns and will be solely for Obligor’s account.

ii. Commingling. Obligor will have the right to commingle, either underground, at the surface, in stockpiles or at a mill, autoclave, roaster or other processing facility used by Obligor, ore or concentrates, minerals and other material mined and removed from the Properties with ore, concentrates, minerals and other material mined and removed from other property. Before commingling, the average grade of the commingled materials and other measures as are appropriate will first be calculated by Obligor from representative samples, and the weight of such materials will be determined before commingling using practices which will be as good as or better than prevailing industry practices. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the procedures used will be as good as or better than prevailing industry practices. Representative samples of the materials to be commingled will be retained by Obligor and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be retained for a reasonable amount of time, but not less than 18 months, after receipt by Royalty Holder of the applicable royalty payment.

iii. No Obligation to Mine or Process. Subject to the Agreement, Obligor will have sole discretion to determine the extent of its operations on or for the benefit of the Properties and the time or the times for development, mining, stockpiling, processing and selling products produced from the Properties and the suspension or resumption of any operation with respect thereto. Obligor will have no obligation to Royalty Holder (in its capacity as the holder of this royalty) or otherwise to mine or to conduct any other operation on any of the Properties.

g. Books, Records, Inspections and Confidentiality.

i. Inspection of Books and Records. Royalty Holder will have the right, upon reasonable notice to Obligor, to inspect and copy all books, records, technical data, information and materials (the “Data”) pertaining to calculation of Royalty payments, including those with respect to commingling; provided that such inspections will not unreasonably interfere with Obligor’s operations. Obligor makes no representations or warranties to Royalty Holder concerning any of the Data except that the Data will be prepared in good faith and Royalty Holder agrees that if it elects to rely on any such Data or any other information made available by Obligor, it does so at its sole risk, except in the event of bad faith or fraud.

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ii. Audit and Objections. Royalty Holder will have the right to audit the books and records pertaining to production from the Properties and the calculation of the Royalty and to contest payments of Royalty for a period of twenty-four (24) months following receipt by Royalty Holder of each Royalty payment. Each Royalty payment will be deemed conclusively correct unless Royalty Holder objects to it in writing within twenty-four (24) months after receipt of such payment, setting forth in detail the basis for the Royalty Holder’s objection. If it is finally determined, through agreement by the Parties or following completion of the dispute as set out in Section 7(c) below, that Royalty Holder has been underpaid in any such payment, Obligor will promptly pay to Royalty Holder the underpaid amount plus interest in accordance with Section 5(b)(ii). In addition, if it is finally determined, through agreement by the Parties or following completion of the dispute as set out in Section 7(c) below, that Royalty payments for any calendar year are underpaid by more than five percent (5%), then Obligor will reimburse Royalty Holder for its reasonable costs incurred in auditing the books and records of Obligor.

iii. Dispute Resolution.

1. If Royalty Holder objects to a Royalty payment in a timely manner as set out in Section 7(b) above, then the Parties will meet within thirty (30) days of Obligor’s receipt of the Royalty Holder’s objection and, acting in good faith, seek to resolve the dispute. If the Parties fail to resolve the dispute within thirty (30) days of the initial meeting, the dispute will be referred to the respective chief executive officers (or persons holding analogous positions) of the Parties who will, in good faith, attempt to resolve the dispute within twenty-one (21) days of such referral. If the chief executive officers of the Parties are unable to resolve the matter within such 21-day period, then either Party may submit the dispute to a court as provided in Section 7(c)(iii) below.

2. If any Party objects to the performance by the other Parties of any obligation arising under this Deed or of its interpretation, the Parties will meet within thirty (30) days of the by the other Party of the objecting Party’s objection and, acting in good faith, seek to resolve the dispute. If the Parties fail to resolve the dispute within thirty (30) days of the initial meeting, the dispute will be referred to the respective chief executive officers (or persons holding analogous positions) of the Parties who will, in good faith, attempt to resolve the dispute within twenty-one (21) days of such referral. If the chief executive officers of the Parties are unable to resolve the matter within such 21-day period, then either Party may submit the dispute to a court as provided in Section 7(c)(iii) below.

3. Any dispute arising out of or based upon this Deed or a Royalty payment or may be instituted in the state courts of Nevada or the federal courts of the United States, in each case located in Reno, Nevada, and each Party irrevocably submits to the exclusive jurisdiction of such courts. Service of process, summons, notice or other document delivered by mail to such Party’s address set forth herein shall be effective service of process for dispute brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any dispute in such courts and irrevocably waive and agree not to plead or claim in any such court that any such dispute brought in any such court has been brought in an inconvenient forum.

C-7

4. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE JURY TRIAL WAIVER CONTAINED IN THIS DEED IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS DEED MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS A PARTY’S WRITTEN CONSENT TO SUCH PARTY’S WAIVER OF A JURY TRIAL.

5. Except as otherwise specified herein, in the event of a dispute arising under this Deed is submitted to court, the prevailing Party will be entitled to payment of its reasonable attorneys’ fees and costs in litigating the dispute.

iv. Inspection of Facilities. Royalty Holder will have the right, upon reasonable notice, to inspect the facilities associated with the Properties to the extent necessary to confirm Obligor’s proper performance of its obligations in this Deed. Such inspection will be at the sole risk of Royalty Holder, and Royalty Holder will indemnify Obligor from any liability caused by Royalty Holder’s exercise of inspection rights, unless such liability is caused by the gross negligence or intentional acts of Obligor or its employees or agents.

v. Confidentiality.

1. No Party shall, without the express written consent of the other Parties, which consent may be withheld for any purpose, disclose any non-public information generated or received under this Deed relating to the calculation of Net Smelter Returns or Obligor’s operations on the Properties or other property (“Confidential Information”), other than to employees, agents or consultants of the receiving Party in respect of the administration or enforcement of its rights hereunder and who agree to be bound by the confidentiality provisions of this Deed (the breach of which shall be deemed to be a breach by the Party).

2. Any Party may disclose Confidential Information received from another Party (A) to a prospective lender to whom or to which the Party may, in good faith, grant a security interest in its interest in the Properties, or (B) to a prospective purchaser of all or part of a Party’s interest in the Royalty or the Properties, but only, in each case, if the prospective recipient of Confidential Information has executed a confidentiality agreement that includes confidentiality provisions substantially similar to this subsection.

3. Confidential Information may also be disclosed if such disclosure is required for compliance with applicable laws, rules, regulations or orders of any governmental agency or stock exchange having jurisdiction over a Party; provided, however, that the notice shall have been given to the non-disclosing Party or Parties of such disclosure as far in advance of such disclosure as is reasonably practicable and the disclosing Party or Parties ensures that only such information as is necessary to comply with the obligations is disclosed.

C-8

h. Compliance with Laws, Reclamation, Environmental Obligations and Indemnities.

i. Compliance with Laws. Obligor shall comply with all applicable federal, state and local laws, regulations and ordinances relating to Obligor’s activities and operations on or relating to the Properties.

ii. Reclamation, Environmental Obligations and Indemnities. Obligor shall perform all reclamation required under federal, state and local laws, regulations and ordinances relating to Obligor’s activities or operations on or relating to the Properties. Obligor shall defend, indemnify and hold harmless Royalty Holder from and against any and all actions, claims, costs, damages, expenses (including attorney’s fees and legal costs), liabilities and responsibilities arising from or relating to Obligor’s activities or operations on or relating to the Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Properties. Obligor’s obligations under this Section 8(b) shall survive the abandonment, surrender or transfer of the Properties.

iii. Insurance. Obligor shall use commercially reasonable efforts to maintain in good standing any policies of insurance maintained by Obligor in respect of the Properties and the mineral products and present all claims under such policies in a due and timely manner.

i. Title Maintenance.

i. Title Maintenance and Taxes. Subject to Obligor’s right to abandon all or any part of the Properties, Obligor shall maintain title to the Properties, including paying when due all taxes on or with respect to the Properties.

ii. Assessment Work and Claim Maintenance Fees. Subject to Obligor’s right to abandon all or any part of the Properties, Obligor shall perform all required assessment work on, pay all mining claim maintenance fees for the Properties, and make such filings and recordings as are necessary to maintain title to the Properties in accordance with applicable federal and state laws and regulations.

[Remainder of page intentionally left blank.]

j. General Provisions.

i. Transfers.

1. Obligor may freely transfer all or any portion of its interest in the Properties so long as such transfer is expressly made subject to the Royalty. If Obligor transfers all or any portion of its interest in the Properties, Obligor will obtain from the transferee a written acknowledgement and assumption of the obligations of Obligor under this Deed with respect to the interest so transferred, and promptly provide evidence of such acknowledgement and assumption to Royalty Holder. Upon obtaining and delivering such acknowledgment and assumption to Royalty Holder, Obligor will thereupon be relieved of all liability for payment of the Royalty with respect to the Properties transferred for any Royalty that may thereafter arise with respect to such transferred interest, except with respect to any Royalty payments made prior to the date of transfer, which will continue to be governed by this Deed.

C-9

2. In the event Obligor desires to mortgage, pledge, encumber or otherwise create a security interest in all or any portion of the Properties or products produced from the Properties, Obligor will cause each agreement, indenture, bond, deed of trust, filing, application or other instrument that creates or purports to create a lien, mortgage, security interest or other charge secured by any interest in any of the Properties or such products to include an express agreement and acknowledgement by the parties to such instrument, in form and substance reasonably satisfactory to Royalty Holder, that the Royalty is (A) senior in right of payment and collection from revenues to any and all obligations created thereby in respect of any of the Properties or such products, and (B) that the Royalty is an independent interest in the Properties and is not subject to foreclosure pursuant to such mortgage, encumbrance or other form of security interest.

3. Royalty Holder may freely transfer, mortgage, pledge, encumber or otherwise create a security interest in all or any portion of the Royalty, provided that Obligor will have no obligation to make payments of Royalty to a transferee until receipt of written notice of the transfer and a copy of the transferring document.

ii. No Partnership or Special Relationship. The relationship of Obligor and Royalty Holder with respect to the Royalty will not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship.

iii. Certain Definitions. As used in the Deed, the term “Royalty Holder” will include all of the successors-in-interest to the Royalty Holder, and the term “Obligor” will include all of Obligor’s successors-in-interest.

iv. Tailings and Other Waste Material. All tailings, residues, waste rock, spoiled leach materials, and other materials resulting from Obligor’s operations and activities with respect to the Properties shall be the sole property of Obligor but if Obligor processes such materials in the future, all gold and other minerals produced from such materials will be subject to the Royalty and the terms of this Deed.

v. Notices. Any notice, demand or other communication under this Deed (“Notice”) required or permitted to be given or made under this Deed will be in writing and shall be given to a Party at the address below (i) by courier or recognized overnight delivery service, or (ii) by registered or certified mail, return receipt requested. All Notices shall be effective and will be deemed delivered (A) if by courier or recognized overnight delivery service on the date of delivery, (B) if solely by mail on the day delivered as shown on the actual receipt. A Party may change its address for purposes of Notices from time-to-time by Notice to the other Party.

C-10

If to Obligor:	Walker River Resources LLC
[Address]
Attn: [Contact]

If to Royalty Holder:	Nevada Canyon LLC
[Address]
Attn: [Contact]

vi. Section Headings. The section headings contained in this Deed are inserted for convenience only and do not affect in any way the meaning or interpretation of this Deed.

vii. Amendment. No amendment of any provision of this Deed will be valid with respect to any Party unless the same shall be in writing and signed by each Party. No waiver by any Party of any default or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default or covenant or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

viii. Invalidity. If any term or provision of this Deed is invalid or unenforceable in any situation in any jurisdiction it will not affect the validity or enforceability of the remaining terms and provisions.

ix. Governing Law. This Deed will be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflicts of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

x. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Deed. In the event an ambiguity or question of intent or interpretation arises, this Deed will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Deed.

xi. Counting. If the final day of any period or any date of performance under this Deed falls on a Saturday, Sunday or legal holiday in Nevada, then the final day of the period or the date of performance will be extended to the next day that is not a Saturday, Sunday or legal holiday in Nevada. For purposes of computing the time for performance of any obligation hereunder, however, Saturday, Sundays and legal holidays will be included.

xii. Counterparts. This Deed may be executed in several counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument, and delivery of an executed copy of this Deed by email transmission or by other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this Deed as of the date first above written.

[Signature page follows.]

C-11

The Parties have executed this Deed effective as of the Effective Date.

Obligor:

WALKER RIVER RESOURCES LLC, a Nevada limited liability company

By:

Name:

Title:	Manager

Royalty Holder:

Nevada Canyon LLC, a Nevada limited liability company

By its Managing Member:

NEVADA CANYON GOLD CORP., a Nevada corporation

By:

Name:

Title:

[Notarial page follows.]

STATE OF ______________________	)
) ss.
COUNTY OF_____________________	)

This Royalty Deed was acknowledged me before me on this ____ day of _______, 202__, _________, as the Manager of Walker River Resources LLC, a Nevada limited liability company.

Notary Public

My commission expires: __________________

STATE OF ______________________	)
) ss.
COUNTY OF_____________________	)

This Royalty Deed was acknowledged me before me on this ____ day of _______, 202__, _________, as the ____________ of Nevada Canyon Gold Corp., a Nevada corporation, as the Managing Member of Nevada Canyon LLC, a Nevada limited liability company.

Notary Public

My commission expires: __________________

C-12

Exhibit A-1

Description of Sleeper Claims

The Properties include the following thirty-six (36) unpatented lode mining claims situated in Mineral County, Nevada:

			County	BLM
#	Claim Name	Location Date	Document No.	Legacy Serial No.
1	Sleeper 1	2/16/1994	107708	NMC699414
2	Sleeper 2	2/16/1994	107709	NMC699415
3	Sleeper 3	2/16/1994	107710	NMC699416
4	Sleeper 4	2/26/1994	107711	NMC699417
5	Sleeper 5	2/26/1994	107712	NMC699418
6	Sleeper 6	2/26/1994	107713	NMC699419
7	Sleeper 7	2/26/1994	107714	NMC699420
8	Sleeper 8	2/26/1994	107715	NMC699421
9	Sleeper 9	2/26/1994	107716	NMC699422
10	Sleeper 10	2/26/1994	107717	NMC699423
11	Sleeper 11	3/3/1994	107718	NMC699424
12	Sleeper 12	3/3/1994	107719	NMC699425
13	Sleeper 13	9/9/1994	109702	NMC708229
14	Sleeper 14	9/9/1994	109703	NMC708230
15	Sleeper 15	9/14/1994	109704	NMC708231
16	Sleeper 16	9/9/1994	109705	NMC708232
17	Sleeper 17	9/9/1994	109706	NMC708233
18	Sleeper 18	9/9/1994	109707	NMC708234
19	Sleeper 19	9/14/1994	109708	NMC708235
20	Sleeper 20	5/31/2009	148283	NMC1008338
21	Sleeper 21	5/31/2009	148284	NMC1008339
22	Sleeper 22	5/31/2009	148285	NMC1008340
23	Sleeper 23	5/31/2009	148286	NMC1008341
24	Sleeper 24	5/31/2009	148287	NMC1008342
25	Sleeper 25	5/31/2009	148288	NMC1008343
26	Sleeper 26	5/31/2009	148289	NMC1008344
27	Sleeper 27	5/31/2009	148290	NMC1008345
28	Sleeper 28	5/31/2009	148291	NMC1008346
29	Sleeper 29	6/1/2009	148292	NMC1008347
30	Sleeper 30	6/1/2009	148293	NMC1008348
31	Sleeper 31	6/1/2009	148294	NMC1008349
32	Sleeper 32	6/1/2009	148295	NMC1008350
33	Sleeper 33	6/1/2009	148296	NMC1008351
34	Sleeper 34	6/1/2009	148297	NMC1008352
35	Sleeper 35	6/1/2009	148298	NMC1008353
36	Sleeper 36	6/1/2009	148299	NMC1008354

Total of thirty-six (36) unpatented lode mining claims.

[End of Exhibit A-1]

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Exhibit A-2

Description of Lapon Rose Claims

The Properties include the following sixty (60) unpatented lode mining claims situated in Mineral County, Nevada:

			County	BLM
#	Claim Name	Location Date	Document No.	Legacy Serial No.
1	Lapon Rose 1	5/19/2017	165847	NMC1146627
2	Lapon Rose 2	5/19/2017	165848	NMC1146628
3	Lapon Rose 3	5/19/2017	165849	NMC1146629
4	Lapon Rose 4	5/19/2017	165850	NMC1146630
5	Lapon Rose 5	5/19/2017	165851	NMC1146631
6	Lapon Rose 6	5/19/2017	165852	NMC1146632
7	Lapon Rose 7	5/19/2017	165853	NMC1146633
8	Lapon Rose 8	5/19/2017	165854	NMC1146634
9	Lapon Rose 9	5/19/2017	165855	NMC1146635
10	Lapon Rose 10	5/19/2017	165856	NMC1146636
11	Lapon Rose 11	5/19/2017	165857	NMC1146637
12	Lapon Rose 12	5/19/2017	165858	NMC1146638
13	Lapon Rose 13	5/19/2017	165859	NMC1146639
14	Lapon Rose 14	5/19/2017	165860	NMC1146640
15	Lapon Rose 15	5/19/2017	165861	NMC1146641
16	Lapon Rose 16	5/19/2017	165862	NMC1146642
17	Lapon Rose 17	5/19/2017	165863	NMC1146643
18	Lapon Rose 18	5/27/2017	165864	NMC1146644
19	Lapon Rose 19	5/27/2017	165865	NMC1146645
20	Lapon Rose 20	5/27/2017	165866	NMC1146646
21	Lapon Rose 21	5/27/2017	165867	NMC1146647
22	Lapon Rose 22	5/27/2017	165868	NMC1146648
23	Lapon Rose 23	5/27/2017	165869	NMC1146649
24	Lapon Rose 24	5/27/2017	165870	NMC1146650
25	Lapon Rose 25	5/27/2017	165871	NMC1146651
26	Lapon Rose 26	5/27/2017	165872	NMC1146652
27	Lapon Rose 27	5/27/2017	165873	NMC1146653
28	Lapon Rose 28	5/27/2017	165874	NMC1146654
29	Lapon Rose 29	5/27/2017	165875	NMC1146655
30	Lapon Rose 30	5/27/2017	165876	NMC1146656
31	Lapon Rose 31	5/27/2017	165877	NMC1146657
32	Lapon Rose 32	5/27/2017	165878	NMC1146658
33	Lapon Rose 33	5/27/2017	165879	NMC1146659
34	Lapon Rose 34	5/27/2017	165880	NMC1146660
35	Lapon Rose 35	5/27/2017	165881	NMC1146661
36	Lapon Rose 36	5/27/2017	165882	NMC1146662
37	Lapon Rose 37	5/27/2017	165883	NMC1146663
38	Lapon Rose 38	5/27/2017	165884	NMC1146664

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			County	BLM
#	Claim Name	Location Date	Document No.	Legacy Serial No.
39	Lapon Rose 39	5/27/2017	165885	NMC1146665
40	Lapon Rose 40	5/27/2017	165886	NMC1146666
41	Lapon Rose 41	5/27/2017	165887	NMC1146667
42	Lapon Rose 42	5/27/2017	165888	NMC1146668
43	Lapon Rose 43	5/27/2017	165889	NMC1146669
44	Lapon Rose 44	5/27/2017	165890	NMC1146670
45	Lapon Rose 45	5/27/2017	165891	NMC1146671
46	Lapon Rose 46	5/27/2017	165892	NMC1146672
47	Lapon Rose 47	5/27/2017	165893	NMC1146673
48	Lapon Rose 48	5/27/2017	165894	NMC1146674
49	Lapon Rose 49	5/27/2017	165895	NMC1146675
50	Lapon Rose 50	5/27/2017	165896	NMC1146676
51	Lapon Rose 51	5/19/2017	165897	NMC1146677
52	Lapon Rose 52	5/19/2017	165898	NMC1146678
53	Lapon Rose 53	5/19/2017	165899	NMC1146679
54	Lapon Rose 54	5/19/2017	165900	NMC1146680
55	Lapon Rose 55	5/19/2017	165901	NMC1146681
56	Lapon Rose 56	5/19/2017	165902	NMC1146682
57	Lapon Rose 57	5/19/2017	165903	NMC1146683
58	Lapon Rose 58	5/19/2017	165904	NMC1146684
59	Lapon Rose 59	5/28/2017	165905	NMC1146685
60	Lapon Rose 60	5/28/2017	165906	NMC1146686

Total of sixty (60) unpatented lode mining claims.

[End of Exhibit A-2]

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Exhibit A-3

Description of [Additional AOI Claims]

The Properties include the following _____ (____) unpatented lode mining claims situated in Mineral County, Nevada:

[End of Exhibit A-3]

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